Exhibit 99.1

3033 Campus Drive	Tel 800-918-8270
Suite E490	Fax 763-577-2986
Plymouth, MN 55441
www.mosaicco.com

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Douglas Hoadley, 763-577-2867

Mosaic Electing to Prepay $250 Million Principal Amount of Term Loans

Plymouth, MN, April 26, 2007 – The Mosaic Company (“Mosaic”) is notifying the lenders under its senior secured bank credit facility (the “Facility”) that it is electing to prepay $250.0 million principal amount of term loans under the Facility on May 1, 2007.

The prepayments will consist of $94.0 million principal amount of Term Loan A-1 borrowings and $145.2 million principal amount of Term Loan B borrowings by Mosaic and $10.8 million principal amount of Term Loan A borrowings by its subsidiary Mosaic Potash Colonsay ULC. After the prepayments, outstanding term loans under the Facility will be reduced to $34.5 million principal amount of Term Loan A borrowings, $301.2 million principal amount of Term Loan A-1 borrowings, and $465.3 million principal amount of Term Loan B borrowings.

The prepayments are being made from available cash generated by the ongoing business operations of Mosaic and its subsidiaries. Mosaic considers the prepayments to be a significant step in its plan to reduce outstanding borrowings, strengthen its balance sheet, and achieve investment grade credit ratings.

About the Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

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